Exhibit A

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of December 7, 2020, is by and between Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”), and SREP III Flight-Investco 2, L.P., a Delaware limited partnership (the “Backstop Investor”).

RECITALS

WHEREAS, the Company contemplates a Rights Offering of $10 million to its shareholders of record as of a record date to be set for the Rights Offering;

WHEREAS, the Backstop Investor desires to backstop the Rights Offering on a standby basis to facilitate the transaction;

WHEREAS, the Company plans to obtain shareholder approval for the private offering to the Backstop Investor contemplated herein at a special meeting of the Company’s shareholders to be held on or prior to January 31, 2021 in accordance with NYSE American Company Guide Section 713 (“Shareholder Approval”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act provided under Section 4(a)(2) thereof and/or Regulation D thereunder, the Company desires to sell, and the Backstop Investor desires to purchase, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Backstop Investor and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms shall be defined as set forth herein:

“Backstop Commitment” means Backstop Investor’s agreement to purchase, at a price per share equal to the Backstop Purchase Price, an aggregate number of shares of Common Stock equal to (x) $10.0 million minus (y) the aggregate proceeds of the Rights Offering, divided by the Subscription Price.

“Backstop Purchase Price” means $2.50 per share of Common Stock.

“Backstop Shares” means shares of Common Stock purchased pursuant to the Backstop Commitment.

“Closing” means the issue and sale of the Rights Shares to Rights Holders and the Backstop Shares to the Backstop Investor.

“Closing Date” means the proposed date of the Closing.

“Common Stock” means common stock of the Company, $0.01 per share.

“Note” means that certain Convertible Promissory Note and Loan Agreement dated November 18, 2020 executed by the Company in favor of Backstop Investor.

“Prospectus” means the prospectus to be included in Registration Statement.

“Registration Statement” means the registration statement on Form S-11 with respect to the Rights Offering to be filed with the Securities and Exchange Commission on or promptly after the date of this Agreement and as may be amended from time to time.

“Rights Holder” means shareholder of record of the Company on the record date for the Rights Offering that has been granted subscription rights to purchase shares of Common Stock in the Rights Offering.

“Rights Offering” means the Company’s public offering of subscription rights to its Rights Holders to purchase their pro rate share of 4,000,000 shares of Common Stock at the Subscription Price, without oversubscription rights.

“Rights Shares” means shares of Common Stock issued and sold in the Rights Offering.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Approval” means approval by the shareholders of the Company for the sale and issuance of shares to the Backstop Investor in accordance with NYSE American Company Guide Section 713.

“Subscription Price” means $2.50 price per share of Common Stock in the Rights Offering.

ARTICLE II

RIGHTS OFFERING; BACKSTOP COMMITMENT

Section 2.1 Rights Offering.

The Company shall commence the Rights Offering promptly after receiving the Shareholder Approval and shall keep the Rights Offering open for 16 calendar days (as such date may be extended by the Company upon the written approval of the Backstop Investor). The Rights Offering shall be conducted and consummated on the terms, subject to the conditions and in accordance with the Prospectus.

Section 2.2. Backstop Commitment.

(a) On the terms and subject to the conditions contained herein, and in reliance on the representations and warranties set forth in this Agreement, the Backstop Investor hereby agrees to purchase, and the Company hereby agrees to sell and issue to the Backstop Investor, at the Backstop Purchase Price therefor, the Backstop Shares.

(b) No later than one business day following the expiration date of the Rights Offering, the Company shall give, or cause to be given, to the Backstop Investor, by e-mail or by electronic facsimile transmission, a written notification (the “Backstop Notice”) setting forth the total number of shares of Common Stock subscribed for in the Rights Offering by Rights Holders, the number of then unsubscribed shares of Common Stock, the aggregate purchase price to be paid by the Backstop Investor for all Backstop Shares pursuant to the terms of this Agreement (“Backstop Purchase Price”) and the proposed date of the Closing (the “Closing Date”).

(c) If the Backstop Investor (i) elects a Rights Offering Conversion (as defined in the Note) pursuant to Section 3.1 of the Note, the Backstop Purchase Price shall deemed to be paid by the Backstop Investor through the automatic conversion of outstanding principal under the Note on the Closing Date in an amount equal to the Backstop Purchase Price pursuant to such Rights Offering and (ii) does not elect a Rights Offering Conversion pursuant to Section 3.1 of the Note, the Backstop Investor shall remit, via wire transfer of immediately available funds, the Backstop Purchase Price as per the wire instructions set forth in the Backstop Notice on the Closing Date.

(d) At the Closing, the Company shall cause its transfer agent to credit the number of Backstop Shares to which the Backstop Investor is entitled to the Backstop Investor’s or its designee’s account in book entry form and deliver to the Backstop Investor such certificates, documents or instruments required to be delivered by it to the Backstop Investor pursuant to this Agreement.

(e) The Company and Backstop Investor acknowledge that an exemption from the ownership limitation (“Ownership Limit Exemption”) set forth in the Company’s Articles of Incorporation similar to that previously provided to permit the issuance of securities of the Company to affiliates of the Backstop Investor will similarly be required for the issuance of the Backstop Shares to the Backstop Investor and the Backstop Investor is prepared to make, and will make, the required representations, and execute documents with the same substance and content as the representations and documents previously made and executed in connection with the issuance of securities of the Company to affiliates of the Backstop Investor. The Company shall grant the Ownership Limit Exemption upon receipt of the representations, documents as reasonably requested by the Company from the Backstop Investor and/or its affiliates.

Section 2.3 Conditions to Backstop Investor’s Obligations. The obligations of the Backstop Investor hereunder are subject to the following conditions being met:

(a) the Rights Offering shall have been made in accordance with this Agreement and on terms substantially as stated in the Prospectus;

(b) the expiration date of the Rights Offering shall have occurred on or prior to May 31, 2021;

(c) the representations and warranties of the Company set forth in Article III of this Agreement shall have been true and correct when made, shall remain true and correct as of the Closing Date except to the extent made as of a specific date and the Company shall deliver a certificate of an officer of the Company certifying as to the foregoing;

(d) all obligations, covenants and agreements of the Company required to be performed at or prior to the expiration date of the Rights Offering shall have been performed, and the Company shall deliver a certificate of an officer of the Company certifying as to the foregoing;

(e) the Company shall have granted the Ownership Limit Exemption by the Company to the Backstop Investor; and

(f) the delivery of a Secretary’s Certificate certifying as to the Board of Directors resolutions approving the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Backstop Investor that:

(a) Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b) Authority. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of the Company and (ii) subject to receipt of the Shareholder Approval in respect of the issuance of the Rights Shares and the Backstop Shares have been duly authorized by all necessary actions on the part of the Company.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Fully Paid. All shares of Common Stock that are issuable as contemplated herein shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Non-Contravention. The execution and delivery by the Company of this Agreement and the performance and consummation of the transactions contemplated hereby do not and will not (i) violate the Articles of Incorporation or Bylaws of the Company, or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company or (ii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(f) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity (including, without limitation, the shareholders of any person or entity) is required in connection with the execution and delivery of this Agreement by the Company and, except for Shareholder Approval and the Ownership Limit Exemption, the performance and consummation of the transactions contemplated hereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

(g) Private Placement. Assuming the accuracy of the Backstop Investor’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Backstop Shares by the Company to the Backstop Investor as contemplated hereby.

Section 3.2 Representations and Warranties of the Backstop Investor. The Backstop Investor hereby makes the representations and warranties set forth below to the Company:

(a) Binding Obligation. The Backstop Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a legal, valid and binding obligation of the Backstop Investor, enforceable against the Backstop Investor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. The Backstop Investor has been advised that this Agreement and the Backstop Shares have not been registered under the Securities Act and any applicable state securities laws and, therefore, cannot be resold unless it or they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Backstop Investor is purchasing the Backstop Shares for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Backstop Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Backstop Investor has such knowledge and experience in financial and business matters that the Backstop Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Backstop Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. The Backstop Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

(c) Access to Information. The Backstop Investor acknowledges that the Company has furnished the Backstop Investor with all documents and other information required for the Backstop Investor to make an informed decision with respect to the purchase of this Agreement.

(d) Tax Advisors. the Backstop Investor has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Backstop Investor relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. the Backstop Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.

(e) No “Bad Actor” Disqualification Events. Neither (i) the Backstop Investor, (ii) any of its directors, executive officers, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Act) held by the Backstop Investor if such beneficial owner is deemed to own 20% or more of the Company’s outstanding voting securities (calculated on the basis of voting power) is subject to any disqualifications described in Rule 506(d)(1)(i) through (viii) of the Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed reasonably in advance of the date hereof in writing in reasonable detail to the Company.

(f) 9.9% Ownership Limitation. The Backstop Party can make now and during the term of the Backstop Agreement, and can and will make in connection with the closing of the Backstop Commitment, the customary representations, including “look through” representations, to the Company as necessary for the board of directors of the Company to waive the application of the 9.9% ownership limitation provisions set forth in the charter of the Company with respect to securities beneficially owned, or to be acquired by, the Backstop Party and its affiliates

ARTICLE IV

TERMINATION

Section 4.1 Termination.

(a) Termination by the Backstop Investor. The Agreement may be terminated at any time by the Backstop Investor upon the failure of any of the conditions set forth in Section 2.3.

(b) Termination by the Company. The Agreement may be terminated at any time by the Company if the Backstop Investor takes any action that would be a breach of this Agreement, and if such breach is not cured within five (5) business days after receipt of written notice from the Company to Backstop Investor.

(c) Mutual Termination. This Agreement may be terminated by the mutual written consent of the Company and the Backstop Investor.

(d) Automatic Termination. This Agreement will automatically terminate upon the date on which the Rights Offering is withdrawn or terminated.

ARTICLE V

MISCELLANEOUS

Section 5.1 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the sale of the Backstop Shares in a manner that would require the registration under the Securities Act of the sale of the Backstop Shares or that would be integrated with the offer or sale of the Backstop Shares for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 5.2 Indemnification of Backstop Investor. Subject to the provisions of this Section 5.3, the Company will indemnify and hold Backstop Investor and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Backstop Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Backstop Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Backstop Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or (b) any action instituted against the Backstop Investor Parties in any capacity, or any of them or their respective affiliates, by any shareholder of the Company who is not an affiliate of such Backstop Investor Party, with respect to any of the transactions contemplated hereunder (unless such action is based upon a breach of such Backstop Investor Party’s representations, warranties or covenants hereunder or any agreements or understandings such Backstop Investor Party may have with any such shareholder or any violations by such Backstop Investor Party of state or federal securities laws or any other conduct by such Backstop Investor Party which constitutes fraud or gross negligence). If any action shall be brought against any Backstop Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Backstop Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Backstop Investor Party. Any Backstop Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Backstop Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Backstop Investor Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Backstop Investor Party under this Agreement (y) for any settlement by a Backstop Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Backstop Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Backstop Investor Party in this Agreement. The indemnification required by this Section 5.3 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Backstop Investor Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

Section 5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

Section 5.4 Assignment. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Backstop Shares. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that neither party may assign this Agreement or their obligations and rights hereunder without the prior written consent of the other party.

Section 5.5 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 5.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 5.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of the Company and the Backstop Investor hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 5.8 Entire Agreement. This Agreement and the Note represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

Section 5.9 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 5.10 Fees and Expenses. Each party shall be responsible for legal fees and expenses in connection with the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SREP III FLIGHT-INVESTCO 2, L.P.

By:	/s/ John Waters
Name:	John Waters
Title:	Partner
Address:	2 Embarcadero Center, Suite #480 San Francisco, CA 94111

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ J. William Blackham
Name:	J. William Blackham
Title:	Chief Executive Officer and President
Address:	1800 W. Pasewalk Ave., Ste. 120
Norfolk, Nebraska 68701